Exhibit 19

John B. Sanfilippo & Son, Inc.

Insider Trading Policy

Statement of Policy:

It is the policy of JBSS that no director, officer or employee of JBSS or any of its associated companies (as defined below) may trade in JBSS securities (including, without limitation, Common Stock, stock options, puts, calls, etc.), or the securities of any suppliers, customers or other companies with which JBSS has business or contractual relationships or may be negotiating transactions, either personally or on behalf of others, using material, nonpublic information, or communicate such information to others (including family members) who use it or further communicate such information for trading in JBSS securities (or the securities of another company) in violation of law. This conduct is frequently referred to as "insider trading."

Simply stated, it is a violation of the federal securities laws to trade on inside information, either directly or indirectly by communication of such information to others so they may trade on it. A violation may occur with even the smallest of monetary gains or even without a monetary gain. For purposes of this policy, the term “trade” or “trading” includes any transaction in JBSS securities.

These restrictions apply to all JBSS and associated company personnel, regardless of their duties at JBSS or any associated company.

An "associated company" is one that controls, is controlled by or is under common control with JBSS.

JBSS may also determine that other persons should be subject to this policy, such as contractors or consultants who have access to material, nonpublic information about JBSS.

Insider trading contradicts the high ethical standard JBSS has always promoted and encouraged. Insider trading also threatens one of JBSS' greatest assets -- its reputation for integrity and professionalism. Furthermore, under the Insider Trading and Securities Fraud Enforcement Act, insider trading could also expose the Company, as well as any violator, to potential civil and criminal liability, as well as having other adverse and far-reaching effects. Accordingly, compliance with the policy and procedures described in this policy is mandatory. A violation of these trading restrictions may result in dismissal.

What is "Material Information”?

Information is "material" for federal securities law purposes when there is a substantial likelihood that a reasonable investor would consider the information important in deciding to buy, sell or hold securities. What is “material” is a facts and circumstances test, so if you have questions with respect to whether any information is material, you should contact the General Counsel (“GC”) or in the GC’s absence, the Chief Financial Officer (“CFO”).

Examples of information that might be deemed "material" under certain circumstances include information about:

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The development of or market response to significant new products or product lines;
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The gain or loss of a substantial customer, expanded distribution with a new or existing substantial customer and/or a significant increase or decrease (or expected increase or decrease) in purchases by an existing customer;
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Significant capital investment plans;
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Financial results and projections of future earnings or losses or actual knowledge of earnings and losses;
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A major joint venture or other major business development;
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A major new contract (or the loss of a major contract) with new or existing customers;
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The possibility of recapitalization, securities offering or repurchase of shares of common stock of JBSS;
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Declaration of a dividend and the amount of the dividend;
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Changes in dividend policies or the declaration of a stock split;
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The existence, settlement or developments with regard to substantial litigation or claims;
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A potential sale, purchase or lease of significant property or assets;
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Changes in senior management; and
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The possible sale of the Company or acquisition of another company.

Of course, this list is not exhaustive and may change depending on the timing and occurrence of various events.

1.
What is "Nonpublic Information"?

Information is "nonpublic" until it has been effectively communicated to the marketplace in a manner that makes it available to investors generally. Information is public once an official announcement has been publicized -- such as when it is included in an SEC filing, disseminated broadly in a press release via PR Newswire or similar service, or some other publication of general circulation -- and the public has had a sufficient time to evaluate the information. As a general rule, you should consider information to be nonpublic until at least two business days after it has been disseminated in a SEC filing, press release or publication of general circulation.

2.
Who is an "Insider"?

The concept of "insider" is broad, and includes, but is not limited to officers, directors, and employees of JBSS and associated companies. As a general rule, the federal securities laws prohibit any person from buying or selling JBSS securities (i.e. stock, bonds, debentures, puts, calls, options, etc.), or the securities of any other company, if, by virtue of his or her position with, or relationship to, JBSS, such person has knowledge of material, nonpublic information concerning JBSS or such other company. This prohibition extends to immediate family members and controlled affiliates of an employee who, under the federal securities laws, may be presumed to have the employee's knowledge. Certain individuals will be deemed “Insiders” as set forth below.

3.
Penalties for Insider Trading

Penalties for trading in JBSS securities or the securities of any other company on material, nonpublic information, or communicating such information to others who trade on it, are severe, both for individuals involved in the unlawful conduct and for the Company itself. Pursuant to the Insider Trading and Securities Fraud Enforcement Act, a person can be subject to some or all of the following penalties even if he or she does not personally benefit from the violation.

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Civil injunctions;
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Treble damages;
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Damages claimed by a person who bought or sold the securities in question contemporaneously with the violation;
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Disgorgement of profits;
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Jail sentence of up to ten years, with an expressed Congressional policy that all violators should actually serve time in jail;
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Fines for the person who committed the violation of up to the greater of $1,000,000 or three times the profit gained or loss avoided (regardless of whether the person actually benefited); and
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Fines for JBSS or other controlling person who failed to properly supervise a violator, of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Any person violating any provision of this policy statement can also expect to encounter serious sanctions from the Company, including possible dismissal.

The SEC and Department of Justice have developed sophisticated programs to detect insider trading and have targeted individual investors who have used material non-public information to trade. Do not assume that you would escape detection by providing this information to a third party and that third party trades on the information.

Procedures to Implement JBSS’ Policy Against Insider Trading

1.
Identifying Insider Trading

JBSS has established the following procedure to assist its personnel in avoiding insider trading and to assist the Company in preventing, detecting and imposing sanctions against insider trading. All directors, officers and employees of JBSS and its associated companies must follow this procedure or risk serious sanctions, including possible dismissal, substantial potential monetary liability and criminal penalties. If you have any questions about these procedures, you should consult with the JBSS GC, or in the GC’s absence, the CFO.

Before communicating information about the Company or any other company (see description and examples of material, non-public information above) to outsiders, and before trading for yourself or others in JBSS securities or the securities of another company about which you may have inside information, ask yourself the following questions:

(a)
Is the information material? Is it information that a reasonable investor would consider important in making his or her investment decisions? For example, do you or would JBSS management consider it important? Is it information that might substantially affect the market price of the securities if generally disclosed?

(b)
Is the Information nonpublic? To whom has the information been provided? Has the information been effectively communicated to the marketplace, and has the market had sufficient time, and at least two business days after its broad, public dissemination to absorb the information?

If, after considering the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information might be material and nonpublic, and you still desire to trade in or communicate information to anyone other than those within JBSS who have a clear right or business need to know the information, you should do the following:

(a)
Report the matter immediately to the JBSS GC, or in the GC’s absence, the CFO, who will in turn determine (among other things) whether and to what extent restrictions on trading and communication should be imposed;
(b)
Do not purchase, sell or otherwise trade in JBSS securities (or the securities of any other company about which you may have inside information) on behalf of yourself or others;
(c)
After the JBSS GC, or in the GC’s absence, the CFO, has reviewed the matter, you will be advised whether (and when) you may trade in the JBSS (or other company) security or communicate the information about JBSS (or other company); and
(d)
Until you have been instructed that you may trade in the JBSS (or other company) security, or communicate the information about JBSS (or other company), do not disclose to anyone even the fact that you may not trade in the security or communicate any particular information.

2.
Preserving the Confidentiality of Material, Nonpublic Information

It is the duty of all directors, officers, and employees of JBSS and its associated companies to maintain the confidentiality of nonpublic information belonging or relating to JBSS or obtained through any relationship of confidence. Nonpublic information should be treated as confidential and confined to personnel who must have such information to carry out their duties, on a “need to know” basis. This prohibition on the disclosure of nonpublic information applies specifically (but not exclusively) to inquiries about the Company which may be made by the financial press, investment analysts or others in the financial or investment community. It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to discuss matters regarding the Company by the GC or the CFO, if you receive any inquiries of this nature, you should decline to comment and refer the inquirer to the GC and the CFO.

You should also take every practical step you can to preserve the confidentiality of such information, including the following:

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Restrict access to computer systems, individual communication devices and system control areas containing material, nonpublic information (e.g., your individual computer, any cloud systems you can access with your computer, any portable electronic device);
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Take care in forwarding or otherwise sending any electronic communications with information or documents relating to market sensitive or material, nonpublic information;

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Double-checking or taking steps to confirm the names and intended recipients of any electronic communications containing or relating to market sensitive or material, nonpublic information;
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Maintain secure passwords for all of your computers and portable electronic devices and change such passwords frequently;
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Comply with all policies of the Company regarding cybersecurity and artificial intelligence, including use of multi-factor authentication, alerting Company management about any potential phishing attempt and only using artificial intelligence programs approved by the Company in accordance with Company policies;
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Lock or otherwise secure offices, workrooms, file cabinets and other storage areas containing material, nonpublic information, and make certain that all documents containing such information are filed promptly;
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Remove all confidential information from conference rooms after meetings and ensure you have secured or protected all confidential information when you travel;
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Limit the distribution of documents relating to market sensitive or material, nonpublic information, and explicitly designate such documents as confidential;
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Use code names for projects involving highly market-sensitive information; and
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Remind support staff of their obligations in respect to sensitive information, as appropriate.

Obviously, a list such as this can only be suggestive and non-exhaustive. It is the responsibility of all personnel of JBSS and its associated companies to take whatever practicable steps are appropriate to preserve the confidentiality of material, nonpublic information regarding JBSS.

3.
Preclearance of Trading and Blackout Procedures

Since certain persons are expected to be more likely to have access to material, nonpublic information, it is JBSS' policy that directors and specified officers and employees (those with routine access to material, nonpublic information) (collectively, “Insiders”) must not trade the Company's securities, securities of any associated company or securities of any company known or believed to be a significant supplier or customer of the Company, whether or not the Insider possesses specific material nonpublic information or otherwise, unless the written permission of the GC, or in the GC’s absence, the CFO is first received. You will be advised if you are an Insider and thus subject to this clearance standard, but Insiders include all directors and any officer or employee designated by the Board of Directors of JBSS to be subject to reporting obligations under Section 16 of the Exchange Act of 1934, as amended.

In addition, it is the Company's policy that Insiders should not engage in any of the following activities with respect to JBSS securities, without the prior approval of the GC, , or in the GC’s absence, the CFO:

(a)
Trading in securities during the period beginning two full business days prior to the quarter period end date and through and including the second business day following the release of such quarter’s earnings or prior year’s earnings in the case of the fourth quarter;
(b)
Trading in securities on a short-term basis. Whenever you purchase a Company security, you should consider holding it for a minimum of six months before sale, unless the security is subject to forced sale (e.g. as a consequence of a merger or acquisition);
(c)
Purchases on margin;
(d)
Short sales;
(e)
Buying or selling put options or option calls;

(f)
gifting or donating securities where the recipient or donee may interpret the gift or donation as an invitation to trade the JBSS securities while the Insider is in possession of material, non-public information; or
(g)
Any other transaction which would have the effect of hedging the value of the Company’s securities in violation of the Company’s Anti-Hedging Policy.

Because material, nonpublic information may exist at any time, including outside of the timeframes set forth above, from time to time, JBSS may impose a restricted trading or blackout period during which some or all directors, officers and employees may not trade JBSS securities. The GC or CFO are authorized to adopt and communicate any such a restricted trading period if, in their judgment, there exists (or may exist) material, nonpublic information that would make trades by JBSS directors, officers and employees inappropriate or subject JBSS or the applicable individuals to heighted risk. Any individual subject to, or aware of, such restricted trading or blackout period should not disclose its existence to anyone else except the CFO or GC.

Any person who has a question concerning the propriety of a proposed transaction, or who has a question about the policy generally, is encouraged to contact the GC, or in the GC’s absence, the CFO.

JBSS also maintains an Anti-Pledging policy, in addition to the Anti-Hedging Policy referenced above. Insiders must comply with (among other things) such other policies as applicable.

JBSS strongly encourages, but does not require, all directors and executive officers to use a “Rule 10b5-1” trading plan to transact in the Company’s securities. If you are considering a transaction in the Company’s securities, please discuss your entering into a Rule 10b5-1 trading plan with the GC, or in the absence of the GC, the CFO, as early as possible. Note that if you are a director or officer, adoption, modification or termination of a Rule 10b5-1 trading plan may be subject to further disclosure in the Company’s periodic reports, so coordination with the GC and/or CFO is of the utmost importance.

4.
Transactions After Leaving the Company

This policy continues to apply even after an individual is no longer employed or providing services to the Company. In particular, if an individual is in possession of material, nonpublic information when his or her employment or other service ends, that individual may not trade JBSS securities, or the securities of any suppliers, customers or other companies with which JBSS has business or contractual relationships, on the basis of that material, nonpublic information until that information has become public or is no longer material.

5.
Reporting of Suspected Violations or Actual Violations

Any person who violates this policy or any federal or state law governing insider trading or tipping, or who knows of, or reasonably suspects, any such violation by another director, employee or service provider, should report the matter immediately to the GC, CFO or using the anonymous reporting procedures adopted by JBSS.

6.
Administration; Interpretation

The GC and the CFO have the authority to administer, make determinations under, and interpretations of, this policy. In addition, the GC and the CFO are authorized to approve amendment, supplements or written interpretations to this policy that: (a) are necessitated by changes in laws, the interpretation of laws, or other legal requirements; (b) are necessary to clarify the meaning of this policy or carry out the purposes of this policy; or (c) are administrative in nature.

Last updated May 1, 2024.